UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 2-29065


                            DANIEL INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

                              9753 Pine Lake Drive
                              Houston, Texas 77055
                                (713) 467-6000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.25 per share
              (with related rights to purchase preferred shares)
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            (Title of each class of securities covered by this Form)

                                     None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)      [X}
          Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice
date:     One
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Pursuant to the requirements of the Securities Exchange Act of 1934, Daniel
Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     DANIEL INDUSTRIES, INC.
Date: June 24, 1999

                                     By: /s/ James M. Tidwell
                                        ------------------------------------
                                        Name:  James M. Tidwell
                                        Title: Executive Vice President and
                                                 Chief Financial Officer